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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                  INTERLOTT REPORTS SECOND QUARTER 2003 RESULTS
                    -  34th Consecutive Profitable Quarter
                -  EPS of 12 Cents on Revenue of $12.3 Million

CINCINNATI, AUGUST 14, 2003 -- INTERLOTT TECHNOLOGIES, INC. (AMEX:ILI) today reported that revenue for its second quarter ended June 30, 2003, was $12.3 million, up 21 percent from $10.2 million in the second quarter of 2002. Net income for the quarter was $852,000 or 12 cents per diluted share, compared with $185,400, or 3 cents, a year ago. The fulfillment of a few larger machine purchase orders contributed to the year-over-year growth for the quarter.

Interlott, the nation's leading manufacturer of Instant Ticket Vending Machines and other high-security vending products, has supplied ITVMs to 29 domestic and 14 international lottery jurisdictions.

"The second quarter of 2003 was a solid quarter for Interlott and its shareholders," said David F. Nichols, president and chief executive officer. "We are thrilled to post our 34th consecutive profitable quarter."

Quarterly fluctuations in sales and shipments of ITVMs and PTVMs are a natural part of the company's business, Nichols noted, adding, "Although unfavorable business conditions minimized earnings in the second quarter of last year, we posted a solid second quarter in 2003."

RESULTS DRIVEN BY INCREASED SALES ACTIVITY AND ORDER FULFILLMENT
For the quarter, revenue from the sale of ITVMs, PTVMs and other units was $6.1 million, up 63 percent from $3.8 million in last year's second quarter. Revenue from operating leases decreased 6 percent to $4.5 million from $4.8 million. Other revenue, which includes service contracts, remained steady, rising slightly to $1.63 million from $1.59 million.

"Revenue from the sale of our ITVMs, PTVMs and other units is recognized when the product is delivered, and therefore, quarter-over-quarter comparisons are often difficult. This quarter compares favorably to second quarter 2002 primarily due to the fulfillment of orders taken in late 2002 and early 2003," said Nichols.

"As of June 30, 2003, we had a total of 11,874 ITVMs and PCDMs deployed under operating and sales type leases. In the aggregate, Interlott has sold or leased more than 32,000 ITVMs, PTVMs and other units under agreements with 29 domestic and 14 international lotteries and their licensees or contractors, as well as to both domestic and international vendors of prepaid telephone calling cards, up from approximately 28,000 a year ago."

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THREE-MONTH RESULTS
Gross profit for the quarter was $3.6 million compared with $2.9 million a year ago, a 24 percent increase, with operating income coming in at $1.8 million compared with $1.1 million. Gross profit as a percent of net revenue increased slightly to 30 percent from 29 percent in 2002.

Selling, general and administrative expenses remained relatively constant at $1.73 million compared with $1.69 million a year ago. Increases in legal and professional fees were the primary factors related to the increase in costs. Interest expense fell to $277,000 from $587,000, reflecting decreases in overall borrowing under the Company's credit facility, accompanied by decreases in interest rates.

SIX-MONTH RESULTS
For the six months ended June 30, 2003, revenue was $23.9 million compared with $21.3 million in the comparable prior period. Net income for the six months was $1.2 million, or 17 cents per share, compared with $707,200, or 11 cents.

INTERLOTT TECHNOLOGIES TO BE ACQUIRED BY GTECH HOLDINGS
On March 17, 2003, Interlott announced that it had entered into an agreement to be acquired by GTECH Holdings Corporation (NYSE: GTK) for $9.00 per share. The transaction, which is subject to the approval of Interlott shareholders at a special meeting scheduled to be held on September 17, 2003, and certain other closing conditions, is expected to be completed in September.

GTECH, a leading global information technology company with $1 billion in revenues and 4,300 employees in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. GTECH's core market is the lottery industry, with a growing presence in financial services transaction processing.

ABOUT INTERLOTT TECHNOLOGIES
Interlott, the nation's leading manufacturer of ITVMs and other high-security vending products, has supplied ITVMs and PTVMs to 29 domestic and 14 international lottery jurisdictions. The company designs, manufactures, sells, leases and services dispensing machines for the lottery and telecommunications industries. Primary products include Instant Ticket Vending Machines (ITVMs) and Pull-tab/Break-open Ticket Vending Machines (PTVMs) for the lottery industry and Phone Card Dispensing Machines (PCDMs) for the telecommunications industry. Interlott's common stock is traded on the American Stock Exchange using the symbol ILI. For additional information, please contact Dennis Blazer, chief financial officer, 513-701-7000, or Bill Wherle, investor relations counsel, 513-564-0700.

Any forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, a limited number of customers, political and other uncertainties related to customer purchases, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.

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                          INTERLOTT TECHNOLOGIES, INC.

                         CONDENSED STATEMENTS OF INCOME

            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

                                                  Three Months Ended             Six Months Ended
                                                       June 30,                       June 30,
                                                       --------                       --------

Revenues:                                         2003           2002           2003            2002
                                                  ----           ----           ----            ----
     Machine and parts sales                   $ 6,114,381    $ 3,758,455    $ 11,876,090    $ 8,534,137

     Machine leases                              4,521,399      4,797,544       8,976,955      9,455,263

     Other                                       1,633,580      1,594,504       3,098,338      3,303,285
                                               -----------    -----------    ------------    -----------

                                                12,269,360     10,150,503      23,951,383     21,292,685

Cost of revenues                                 8,647,229      7,238,783      17,133,732     15,174,344
                                               -----------    -----------    ------------    -----------

     Gross profit                                3,622,131      2,911,720       6,817,651      6,118,341

Operating expenses:

     Selling, general, and administrative
        expenses                                 1,729,568      1,688,606       3,484,484      3,297,765

     Research and development costs                 87,222        147,961         207,862        227,572
                                               -----------    -----------    ------------    -----------

        Total operating expenses                 1,816,790      1,836,567       3,692,346      3,525,337
                                               -----------    -----------    ------------    -----------

        Operating income                         1,805,341      1,075,153       3,125,305      2,593,004

Other income  (expense):

     Interest expense                            (276,928)      (586,578)       (547,577)    (1,260,305)

     Other                                       (151,455)      (199,805)       (655,749)      (202,410)
                                               -----------    -----------    ------------    -----------

                                                 (428,383)      (786,383)     (1,203,326)    (1,462,715)
                                               -----------    -----------    ------------    -----------

     Income before income taxes                  1,376,958        288,770       1,921,979      1,130,289

Income taxes                                       524,780        103,380         732,430        423,120
                                               -----------    -----------    ------------    -----------

     Net income                                   $852,178       $185,390      $1,189,549      $ 707,169
                                               ===========    ===========    ============    ===========

Basic net income per share                            $.13           $.03            $.18           $.11
                                                      ====           ====            ====           ====


Diluted net income per share                          $.12           $.03            $.17           $.11
                                                      ====           ====            ====           ====